Exhibit 99.1

NEWS Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE TAPS AWARD-WINNING FERNANDO MACHADO AS CHIEF BRAND OFFICER

Appoints Arlie Sisson to newly formed Chief Digital Officer role to accelerate innovation efforts tied to Recipe for Growth strategy
NEWPORT BEACH, Calif., April 27, 2026 – Chipotle Mexican Grill (NYSE: CMG) today announced it has appointed Fernando Machado, one of the world’s most innovative CMOs, as Chief Brand Officer, effective June 1. In this role, Machado will lead the company’s global marketing strategy, brand positioning and customer engagement efforts as Chipotle continues to execute its Recipe for Growth strategy, driving innovation and expanding its global footprint.
Machado spent over seven years as the Chief Marketing Officer at Restaurant Brands International (RBI) across brands like Burger King, Popeyes and Tim Hortons, where he received global recognition for his industry-leading campaigns. He also spent 18 years at Unilever in a series of executive leadership roles across its consumer brand portfolio. In addition, Machado was Chief Marketing Officer at Activision Blizzard, where he spearheaded marketing strategy across its portfolio of major gaming franchises. He currently serves as an Operating Partner at Garnett Station Partners (GSP), a private equity firm focused on franchise, multi-unit and services businesses.
“We are thrilled to welcome Fernando to Chipotle’s leadership team,” said Scott Boatwright, Chief Executive Officer. “His proven track record in building iconic brands, driving category-defining innovation, and leading customer-centric marketing strategies positions him to elevate our brand, deepen guest loyalty, highlight the value of our real food, and accelerate our long-term growth.” Machado added, “Chipotle has built one of the most distinctive and culturally relevant brands in the industry, and I look forward to building on that strong foundation through authentic storytelling, focused product development, and meaningful guest experiences.”
Machado, Ad Age’s 2020 CMO of the Year and a Forbes Top 3 Most Influential CMO globally, has a proven track record with numerous accolades for his breakthrough and innovative marketing campaigns. He holds a bachelor’s degree in mechanical engineering from Universidade Estadual de Campinas (UNICAMP) and an MBA from INSEAD Business School. He also serves on the board of Braze (Nasdaq: BRZE), the comprehensive customer engagement platform connecting brands and consumers.

Fueling digital growth
To accelerate its approach to technology and innovation, Chipotle named Arlie Sisson as Chief Digital Officer, reporting to Curt Garner, President, Chief Strategy and Technology Officer. Most recently, Sisson served as Senior Vice President, Global Head of Digital, Commercial Services at Hyatt Hotels, where she led a global organization across product, design, engineering, loyalty, analytics, digital strategy and more. Before Hyatt, Sisson was the Founder and Chief Executive Officer of UpPurpose, a privately funded, software-as-a-service (SaaS) company she built from the ground up. Prior to that, she held senior leadership roles at Condé Nast and Marriott (Starwood) Hotels, where she helped drive digital revenue growth and led mobile strategy initiatives.
Garner stated: “Sisson is a proven leader with a deep understanding of how technology can elevate both the guest and team member experience. In this newly established role, she will help advance our digital strategy, grow loyalty, strengthen how we operate across our restaurants, and unlock new opportunities to innovate at scale. Sisson’s leadership will be instrumental as we continue to evolve our capabilities, drive greater efficiency, and deliver best-in-class technology that supports our teams and enhances every interaction with our brand.”
“I’m thrilled to join Chipotle at such a dynamic moment in its journey,” added Sisson. “The brand’s commitment to real ingredients, operational excellence, and a differentiated guest experience creates a powerful foundation for continued digital advancement. I look forward to partnering with our teams to introduce new solutions that drive long-term growth.”
About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 4,000 restaurants as of December 31, 2025, in the United States, Canada, the United Kingdom, France, Germany, and the Middle East, and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 130,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit chipotle.com.